ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-2
$ 214,068,614 6.35% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   6,515,965   1,906,987   1,260,005    8.62%   13,781,771    7.86%
 Feb-98   6,691,526   1,966,339   1,205,155    8.55%   13,047,220    7.71%
 Mar-98   6,507,274   1,700,337     937,937    6.90%   10,595,081    6.50%
 Apr-98   7,095,017   1,699,773     814,631    6.27%   10,218,397    6.55%
 May-98   6,381,074   1,607,395     679,401    5.45%    9,735,103    6.50%
 Jun-98   5,764,592   1,502,392     498,900    4.16%   10,034,136    6.98%
 Jul-98   5,967,750   1,562,573     308,330    2.69%    9,685,940    7.04%
 Aug-98   5,935,589   1,497,386     261,809    2.39%    9,954,073    7.57%
 Sep-98   5,492,217   1,391,947     540,526    5.15%    9,798,586    7.79%
 Oct-98   5,186,065   1,309,493     503,916    5.02%    8,788,437    7.30%
 Nov-98   5,298,164   1,272,476     418,711    4.37%    8,448,211    7.35%
 Dec-98   5,131,303   1,189,088     548,861    5.99%    8,456,758    7.69%
        ____________ ___________ ___________
 Totals  71,966,535  18,606,189   7,978,183

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.